Exhibit 99.1

For Information Contact:

Company Contact:

Jeff Unger, Investor Relations

(561) 514-0115

Andrew Bard, Weber Shandwick

212-445-8368

Casual Male Retail Group, Inc. Reports Sales and Operating Results

For the Third Quarter and First Nine Months of Fiscal 2007

CANTON, MA, November 27, 2007 — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Big & Tall, B&T Factory Direct, LivingXL, and ShoesXL, announced today its sales and operating results for the third quarter and the first nine months of fiscal 2007.

Sales for the third quarter of fiscal 2007 decreased 0.2% to $106.6 million from $106.9 million for the third quarter of fiscal 2006. For the nine months ended November 3, 2007, sales increased 3.3% to $332.1 million from $321.5 million for the same period in the prior year. Comparable sales for the thirteen week period ended November 3, 2007 decreased 1.1% and for the first nine months of fiscal 2007 increased 3.0%, as compared to the comparable thirteen week and nine month periods of the prior year. Sales throughout the third quarter were significantly impacted by the unseasonably warm weather across much of the country.

For the third quarter of fiscal 2007, the Company reported a net loss of $3.8 million, or $(0.09) per diluted share, which includes a non-cash charge of $2.6 million or $0.04 per diluted share from the exiting of the Jared M. business as discussed below, compared to a net loss for the third quarter of fiscal 2006 of $0.8 million, or $(0.02) per diluted share. For the first nine months of fiscal 2007, the Company reported a net loss of $223,000, or $(0.01) per diluted share, compared to net income of $3.9 million, or $0.11 per diluted share, for the first nine months of fiscal 2006.

The Company has decided to exit its Jared M. operations. The Company purchased Jared M., an apparel company specializing in selling custom clothing to professional athletes and high-profile clients, in May 2006 with the intention to expand its Rochester division into the custom clothing market, while at the same time expanding Jared M.’s direct sales force to further penetrate its specialized marketplace. However, “Based on the financial performance of Jared M. since the acquisition, the Company doesn’t see the scalability and potential profitability of the Jared M. business as a long-term strategy and as a result, we have decided to exit these operations,” said David Levin, President and CEO of Casual Male Retail Group, Inc. Therefore, results for the third quarter and the first nine months of fiscal 2007 include a non-cash charge of $2.6 million, or $0.04 per diluted share, for impairment charges related to discontinuing the Jared M. operations.

Excluding the effect of the charges related to exiting the Jared M. operations, the Company’s loss for the third quarter would have been $2.3 million, or $(0.05) per diluted share, and for the first nine months income would have been $1.3 million, or $0.03 per diluted share.

For the fiscal year ending February 2, 2008, the Company expects earnings per diluted share in a range of $0.28 to $0.33, excluding charges related to exiting the Jared M. business, compared to earnings of $0.33 per diluted share last year (after reduction for the net tax benefit of $29.9 million related to the reversal of the Company’s valuation allowance for deferred tax assets). Sales trends in the beginning of the fourth quarter have improved, partially as a result of cooler weather trends. Through November 25, 2007, fourth quarter comparable sales are up 7.1% as compared to the comparable period in 2006.

Casual Male will host a conference call with security analysts beginning at 9:00 a.m. ET today, Tuesday, November 27, 2007, to review the sales and operating results for the third quarter and nine months ended November 3, 2007. The call is being webcast and can be accessed at www.casualmaleXL.com/investor. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to earnings for the third quarter and nine months of fiscal 2007, after exclusion of the charges related to the Jared M. operations, of a net loss of $2.3 million, or $(0.05) per diluted share and net income of $1.3 million, or $0.03 per diluted share, respectively. These are non-GAAP measures. The following table shows the reconciliation of our earnings for the both periods, on a GAAP basis to the non-GAAP measures referred to above.

(in thousands, except for earnings per share(EPS) amounts)

	For the third quarter November 3, 2007		For the nine months November 3, 2007
		Diluted EPS		Diluted EPS
Net loss as reported	$(3,821)	$(0.09)	$(223)	$(0.01)
Add back Jared M impairment charges	2,557		2,557
Reverse applicable income taxes on charges at 40%	(1,023)		(1,023)

Net income (loss) without charge	$(2,287)	$(0.05)	$1,311	$0.03
Weighted average shares outstanding – diluted	41,672		41,823

The above discussion also refers to earnings of $0.33 per diluted share for fiscal 2006. This earnings per share amount excludes the tax benefits of our valuation allowance reversal. This adjustment is a non-GAAP measure. The following table shows the reconciliation of net income, on a GAAP basis, for fiscal 2006 to the non-GAAP measure referred to above.

(in millions, except for earnings per share(EPS) amounts)

For the fiscal year ended February 3, 2007		Diluted EPS
Net income as reported	$42.6	$0.98
-Deduct net income tax benefit, primarily related to the valuation allowance reversals	(29.9)	(0.65)

Adjusted net income	$12.7	$0.33
Weighted average shares outstanding -diluted (A)		46.5

(A)	The calculation of earnings per share, on a dilutive basis, include the add-back of the related interest costs of $2.8 million, on an after tax basis, associated with the convertible notes.

The Company believes that the inclusion of these non-GAAP measures helps investors to gain a better understanding of the Company’s overall earnings performance, especially when comparing such results to our expected fiscal 2007 earnings guidance. However, these non-GAAP financial measures are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 471 Casual Male XL retail and outlet stores, 26 Rochester Big & Tall stores, and a direct-to-consumer business which includes several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding earnings per diluted share for fiscal 2007, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on April 2, 2007, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the nine months
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Sales	$106,593	$106,851	$332,106	$321,517
Cost of goods sold:
Costs of goods sold, including occupancy	59,794	59,790	181,153	178,829
Inventory impairment - Jared M.	900	—	900	—

Cost of goods sold, including occupancy	60,694	59,790	182,053	178,829

Gross profit	45,899	47,061	150,053	142,688
Expenses:
Selling, general and administrative	44,929	42,082	133,195	121,675
Provision for impairment of assets, employment contract terminations	1,657	1,200	1,657	1,200
Depreciation and amortization	4,527	3,624	12,817	10,314

Total expenses	51,113	46,906	147,669	133,189

Operating income (loss)	(5,214)	155	2,384	9,499
Other income, net	99	—	374	1,112
Interest expense, net	(1,254)	(1,522)	(3,130)	(4,092)

Income (loss) before income taxes	(6,369)	(1,367)	(372)	6,519
Provision (benefit) for income taxes	(2,548)	(523)	(149)	2,575

Net income (loss)	$(3,821)	$(844)	$(223)	$3,944

Net income (loss) per share - basic and diluted	$(0.09)	$(0.02)	$(0.01)	$0.11
Weighted-average number of common shares outstanding:
Basic	41,672	34,393	41,823	34,665
Diluted	41,672	34,393	41,823	37,217

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

November 3, 2007 and February 3, 2007

(In thousands)

	November 3, 2007	February 3, 2007
ASSETS
Cash and investments	$7,709	$5,325
Inventories	139,443	114,535
Other current assets	16,967	14,966
Property and equipment, net	61,418	59,063
Goodwill and other intangibles	95,931	96,170
Prepaid and deferred income taxes	29,623	28,281
Other assets	2,344	2,096

Total assets	$353,435	$320,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$61,777	$66,018
Notes payable	67,181	8,529
Long-term note payable	16,289	—
Deferred gain	26,744	27,843
Stockholders’ equity	181,444	218,046

Total liabilities and stockholders’ equity	$353,435	$320,436

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